Exhibit 16.1

November 25, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We are the former independent auditors for Maxim Tep, Inc. (the “Company”). We have read the Company’s current report on 8-K/A dated November 25, 2008 and are in agreement with the disclosure in Item 4, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Pannell Kerr Forster of Texas, P.C.

     Pannell Kerr Forster of Texas, P.C.